EXHIBIT 10


                        A RAIL TRANSPORTATION AGREEMENT

                                     AMONG

                     BURLINGTON NORTHERN RAILROAD COMPANY,

                      THE UNION PACIFIC RAILROAD COMPANY

                                      AND

                            WESTERN RESOURCES, INC.





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                               TABLE OF CONTENTS



Article I.  GENERAL DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . 2

Article II. EFFECTIVE DATE AND TERM OF AGREEMENT . . . . . . . . . . . . . . 4

Article III.        TRANSPORTATION PROVIDED UNDER THIS AGREEMENT . . . . . . 5
      A.    Transportation Services. . . . . . . . . . . . . . . . . . . . . 5
      B.    Routing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
      C.    Transportation of Empty Railcars . . . . . . . . . . . . . . . . 5

Article IV. EQUIPMENT COMMITMENTS. . . . . . . . . . . . . . . . . . . . . . 6
      A.    Railcar Supply . . . . . . . . . . . . . . . . . . . . . . . . . 6
      B.    Railcar Specifications . . . . . . . . . . . . . . . . . . . . . 6
      C.    Railcar Repairs and Maintenance. . . . . . . . . . . . . . . . . 7
      D.    Shipper Supplied Railcars Damaged or Destroyed . . . . . . . . . 7
      E.    Substitute Railcars Damaged or Destroyed . . . . . . . . . . .  10
      F.    Shipper Supplied Railcars Damaged or Destroyed
            Due to Mechanical Defect . . . . . . . . . . . . . . . . . . . .11
      G.    Locomotives and Cabooses . . . . . . . . . . . . . . . . . . .  12

Article V.  SHIPPER'S VOLUME COMMITMENTS . . . . . . . . . . . . . . . . .  13
      A.    Minimum Annual Volume. . . . . . . . . . . . . . . . . . . . .  13
      B.    Train Cycle Time and Tonnage . . . . . . . . . . . . . . . . .  15

Article VI. TRAIN SIZE AND WEIGHT; LOADING AND UNLOADING . . . . . . . . .  15
      A.    Train Size . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      B.    Designation of Origins . . . . . . . . . . . . . . . . . . . .  15
      C.    Loading and Unloading; Loading and Unloading
            Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . .16
      D.    Advance Notice . . . . . . . . . . . . . . . . . . . . . . . .  18
      E.    Transportation of Train Through Loading
            and Unloading Facilities . . . . . . . . . . . . . . . . . . . .18
      F.    Loading Time . . . . . . . . . . . . . . . . . . . . . . . . .  18
      G.    Unloading Time . . . . . . . . . . . . . . . . . . . . . . . .  19
      H.    Placement. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      I.    Loading Disability . . . . . . . . . . . . . . . . . . . . . .  22
      J.    Unloading Disability . . . . . . . . . . . . . . . . . . . . .  23
      K.    Notices for Train Movement . . . . . . . . . . . . . . . . . .  24

Article VII.        WEIGHING AND DETERMINATION OF WEIGHTS. . . . . . . . .  25

Article VIII.       HOLDING OR RELEASING OF TRAIN CREWS
                    AND/OR LOCOMOTIVES . . . . . . . . . . . . . . . . . . .26
      A.    Hold Charge. . . . . . . . . . . . . . . . . . . . . . . . . .  26
      B.    Release Charge . . . . . . . . . . . . . . . . . . . . . . . .  27
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Article IX.         MISCELLANEOUS HANDLING OF RAILCARS . . . . . . . . . .  28
      A.    Removal, Rotation and/or Addition of Railcars. . . . . . . . .  28
      B.    Out-of-Route Movement. . . . . . . . . . . . . . . . . . . . .  29
      C.    Railcar Storage Charge . . . . . . . . . . . . . . . . . . . .  30
      D.    Switching Charge . . . . . . . . . . . . . . . . . . . . . . .  30
      E.    Service Maintenance. . . . . . . . . . . . . . . . . . . . . .  31

Article X.          CONTRACT RATES . . . . . . . . . . . . . . . . . . . .  32
      A.    Base Rates . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      B.    Application of Base Rates. . . . . . . . . . . . . . . . . . .  32
      C.    Rates for Shipments in Early 1993. . . . . . . . . . . . . . .  33

Article XI.         ADJUSTMENTS TO RATES AND CHARGES . . . . . . . . . . .  33

Article XII.        PAYMENT PROCEDURES . . . . . . . . . . . . . . . . . .  37

Article XIII.       FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . .  38

Article XIV.        LIABILITY FOR COAL LOSS OR DAMAGE. . . . . . . . . . .  40

Article XV.         CLAIMS PROCEDURES. . . . . . . . . . . . . . . . . . .  41
      A.    Overcharges. . . . . . . . . . . . . . . . . . . . . . . . . .  41
      B.    Undercharges . . . . . . . . . . . . . . . . . . . . . . . . .  41
      C.    Damage to Equipment. . . . . . . . . . . . . . . . . . . . . .  41
      D.    Coal Loss or Damage. . . . . . . . . . . . . . . . . . . . . .  41
      E.    Amount Due Under Claims. . . . . . . . . . . . . . . . . . . .  42

Article XVI.        CHOICE OF LAW. . . . . . . . . . . . . . . . . . . . .  42

Article XVII.       SEVERABILITY AND CANCELLATION IN THE
                    EVENT OF CHANGE IN LAW OR REGULATIONS. . . . . . . . . .42

Article XVIII.      TERMINATION. . . . . . . . . . . . . . . . . . . . . .  43

Article XIX.        BINDING EFFECT . . . . . . . . . . . . . . . . . . . .  43

Article XX.         NONDISCLOSURE: CONFIDENTIALITY . . . . . . . . . . . .  43

Article XXI.        NOTICES. . . . . . . . . . . . . . . . . . . . . . . .  44

Article XXII.       ENTIRETY AND AMENDMENTS. . . . . . . . . . . . . . . .  45

Article XXIII.      NONWAIVER OF RIGHTS AND OBLIGATIONS. . . . . . . . . .  45

Article XXIV.       RECORDS. . . . . . . . . . . . . . . . . . . . . . . .  46

Article XXV.        INDEMNITIES. . . . . . . . . . . . . . . . . . . . . .  46

Article XXVI.       CONSTRUCTION OF TERMS. . . . . . . . . . . . . . . . .  48

Article XXVII.      CAPTIONS . . . . . . . . . . . . . . . . . . . . . . .  48

Article XXVIII.     EFFECT OF PRIOR AGREEMENTS . . . . . . . . . . . . . .  48

Article XXIX.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .  48

Article XXX.        DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . .  49
      A.    General. . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      B.    Negotiations . . . . . . . . . . . . . . . . . . . . . . . . .  49
      C.    Alternative Dispute Resolution Procedure . . . . . . . . . . .  50
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                         RAIL TRANSPORTATION AGREEMENT
                                 ICC-BN-C-2801


      This Agreement, made as of this 27th day of January, 1993, by and among the Union Pacific Railroad Company (UP), a Utah Corporation, Burlington Northern Railroad Company (BN), a Delaware Corporation (hereinafter collectively referred to as Railroads), and Western Resources, Inc. (Shipper), a Kansas Corporation, on behalf of itself and the owners of the Jeffrey Energy Center.
      WHEREAS, Shipper has entered into a supply contract for Powder River Basin Coal for its Jeffrey Energy Center (JEC), located near St. Marys, Kansas, and may enter into one or more other such contracts in the future for a supply of coal to JEC, and desires to provide for transportation of such Coal to JEC; and
      WHEREAS, Railroads are common carriers subject to the Interstate Commerce Act, 49 U.S.C. Paragraph 10101, et seq., and Railroads and Shipper desire to enter into a contractual arrangement pursuant to 49 U.S.C. Paragraph 10713 whereby Shipper will cause to be loaded and Railroads will transport Coal originating at mines located in the Powder River Basin of Wyoming and destined to JEC; and
      WHEREAS, the parties also desire to provide for transportation, equipment, service and volume commitments, rates, adjustments to rates and charges, payment procedures, and other matters hereinafter specified; and
      WHEREAS, the parties further desire that the contractual arrangement promote maximum equipment utilization and efficiency;
      THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Railroads and Shipper agree as follows:

Article I.  GENERAL DEFINITIONS.
      For purposes of this Agreement:
      A. AAR Rules shall mean the rules set out in the Field Manual and Office Manual of the Interchange Rules adopted by the Association of American Railroads (AAR), as amended from time to time.
      B. Coal shall mean that mineral substance which is classified as subbituminous coal by the American Society for Testing and Materials and whose Standard Transportation Commodity Code (STCC) begins with the three digits 11-2 as set forth in STCC Tariff 6001-V. This substance may be processed or treated but not dried.
      C.    Destination shall mean JEC near St. Marys, Pottawatamie
            County, Kansas.
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      D.    ICC shall mean the Interstate Commerce Commission or
            its successor agency or body having the same or similar jurisdiction over common carriers by rail in interstate commerce.
      E. Loading Facility shall mean the equipment and support facilities used to load Trains with Coal at Origin including, but not limited to: rail trackage; raw coal hopper; crusher, processing and/or preparation plants; all coal storage facilities; and conveyor systems from raw coal hopper through all intermediate phases to the railcar loading chutes.
      F. Origins shall mean the Eagle Butte and Belle Ayr mines of AMAX Coal West, Inc.; provided, if Shipper's Mine Operator provides Shipper with Coal from some other mine located in Campbell and Converse Counties, Wyoming, then Railroads shall transport said Coal subject to the same rates, charges and other provisions of this Agreement.
      G. Shipper's Mine Operator shall mean Amax Coal West, Inc. or its successor as operator of the mines identified in
            Article I.F. or any other operator of a mine located in Campbell and Converse Counties, Wyoming.
      H. Shipper Supplied Railcar shall mean a railcar furnished by Shipper and placed in service under this Agreement.
      I.    Ton shall mean a ton of 2,000 pounds avoirdupois.
      J. Train shall mean not less than 115 railcars, locomotives and a caboose or other end of train device, as described in Article VI.A., and assembled as an operating unit.
      K. Unloading Facility shall mean the equipment necessary to remove Coal from railcars and transfer such Coal to stockpiles and/or bunkers at Destination.
Article II.  EFFECTIVE DATE AND TERM OF AGREEMENT.
      1. This Agreement shall become effective upon filing of a contract summary with the ICC; provided, until the ICC approves this Agreement performance hereunder shall be subject to the conditions of 49 C.F.R. Paragraph 1313.3(a). The term shall commence on the Effective Date and shall terminate at 11:59 p.m., Mountain Standard Time, December 31, 2013. Within five (5) days of receipt by BN of a fully executed copy of this Agreement, BN shall file the requisite contract summary with the ICC pursuant to 49 U.S.C. Paragraph 10713 and regulations promulgated thereunder.
      2. The parties hereto acknowledge that the rates, terms, and conditions set forth herein were mutually agreed upon on January 27, 1993. As part of their agreement, the parties agreed to apply the provisions of this Agreement, under authority of 49 C.F.R. Paragraph 1313.3(c), to all transportation service provided by Railroads on or after such date and prior to this Agreement's approval by the ICC. It was further agreed that upon approval of this Agreement by the ICC all shipments moving from Origins to Destination shall be treated as having moved pursuant to this Agreement, but only if such shipments complied with the terms and provisions of this Agreement in all respects.

Article III.  TRANSPORTATION PROVIDED UNDER THIS AGREEMENT.
      A.    Transportation Services.
            Railroads shall transport all Coal loaded in railcars and tendered by Shipper at Origins and shall deliver loaded railcars to Destination as set forth in this Agreement.
      B.    Routing.
            Except as otherwise provided in this Agreement, loaded Trains under this Agreement shall be transported via BN-Northport, Nebraska-UP from Origins to Destination and empty railcars will be transported via the reverse route (Planned Route of Movement); provided, Railroads may, at their option, use alternate routes for their operating convenience, subject to the same rates, charges and other provisions of this Agreement. BN's Planned Route of Movement from Origins to Northport, Nebraska, is via Edgemont, South Dakota. If Railroads change the Planned
Route of Movement from that designated in this Section, they must first obtain written approval from Shipper, which approval will not be unreasonably withheld. If Shipper's designated railcar repair and/or maintenance facility would be left off the Planned Route of Movement on account of a change in the Planned Route of Movement utilized by Railroads, then Railroads may use such alternate route only if Shipper's Trains are transported to and from such railcar repair and/or maintenance facility at no charge to Shipper.

      C.    Transportation of Empty Railcars.
            As part of the transportation provided under this Agreement, Railroads shall, at no additional charge to Shipper, transport empty railcars to Origins from Destination as described in Section B., above.

Article IV.  EQUIPMENT OBLIGATIONS.
      A.    Railcar Supply.
      1. Shipper shall furnish sufficient railcars, including spares, to assemble Trains of 115 railcars for shipments under this Agreement at no charge to Railroads, except as otherwise provided in this Agreement.
      2. BN shall store spare Shipper Supplied Railcars at locations that it deems appropriate in order that such railcars will be available for substitution in a Train; provided, BN shall not be obligated to store more than 12 spare Shipper Supplied Railcars for each Train placed in service by Shipper. Shipper shall not be assessed storage charges for such spare railcars.
      B.    Railcar Specifications.
            All railcars used in service under this Agreement shall be open-top rotary coupler equipped railcars and shall have a total allowable maximum gross weight on rail of not less than 263,000 pounds each. Except as may be otherwise mutually agreed upon by the parties, all railcars shall in all respects be suitable and ready for loading when Actual Placement is made at Origins and shall be compatible with the Loading Facility and the Unloading Facility. Such railcars shall also meet or exceed the AAR Rules, as amended from time to time, and shall have been inspected and approved in accordance with Federal Railroad Administration (FRA) regulations or those of a successor agency, as amended from time to time.

      C.    Railcar Repairs and Maintenance.
      1. Except as otherwise provided under this Agreement, Shipper shall be responsible for paying for and/or performing all repairs and maintenance to keep Shipper Supplied Railcars in compliance with AAR Rules and FRA regulations. Railroads may perform enroute repairs to Shipper Supplied Railcars under the AAR Rules and Shipper shall pay the standard charges pursuant to the AAR Rules.
      2. Except as otherwise provided under this Agreement, Railroads shall be responsible for performing and paying for all repairs and maintenance (including enroute repairs and maintenance under the AAR Rules) to keep any railcars provided by the Railroads in compliance with AAR Rules and FRA regulations.
      D.    Shipper Supplied Railcars Damaged or Destroyed.
      1.    Damage.
            If a Shipper Supplied Railcar is damaged under circumstances in which the AAR Rules make Railroads responsible for the damage and Railroads become aware of such damage, Railroads shall:
            (a) Provide Shipper prompt written notice of such damage giving railcar initial and number, the current location of the railcar, the date and place the damage occurred, a description of the damage, and the Railroads' current belief concerning the cause of the damage; and

            (b) Perform repairs to Shipper Supplied Railcars at a railroad repair facility at no charge to Shipper, exercising due diligence to complete such repairs within 180 days after the date the damage is discovered, and paying for any transportation costs to and from such facility; or
            (c) Perform repairs, at no charge to Shipper, at a non railroad repair facility designated by Railroads and acceptable to Shipper, exercising due diligence to complete such repairs within 180 days after the date damage is discovered and paying for any transportation costs to and from such facility.
      2.    Destruction.
            If a Shipper Supplied Railcar is damaged to the extent that the cost of repair would exceed the railcar's AAR settlement value, as determined by Rule 107(B) of the AAR Rules, as amended from time to time (AAR Settlement Value), or is otherwise destroyed under circumstances in which the AAR Rules make
Railroads responsible for damage or destruction, Railroads shall pay Shipper the AAR Settlement Value for the railcar so damaged or destroyed. At Shipper's option, Shipper may repair the railcar without regard to cost, in which event Railroads' liability for such railcar shall not exceed its AAR Settlement Value.

      3.    Replacement of Damaged or Destroyed Shipper
            Supplied Railcars by Railroads.

            If Railroads damage a Shipper Supplied Railcar under circumstances in which the AAR Rules make Railroads responsible for such damage, Railroads, upon being made aware of such damage, shall provide equivalent or greater substitute railcar capacity in tons at no charge to Shipper until the earlier of (1) 180 days from the date Railroads become aware of such damage or (2) the date that repairs are completed and the Shipper Supplied Railcar is returned to service. If Railroads provide substitute railcars as provided in this Section which are not the same size and capacity as Shipper Supplied Railcars, then Railroads will use their best efforts to assemble Trains in such a manner as to prevent the inter-mingling of substitute railcars with Shipper Supplied Railcars.
            In the case of a destroyed Shipper Supplied Railcar for which Railroads are responsible under the AAR Rules, Railroads shall provide equivalent or greater substitute railcar capacity in tons at no charge to Shipper until the earlier of (i) 365 days following the date Railroads become aware of such destruction or
(ii) the date Shipper actually replaces such destroyed railcars. Once Railroads pay for destruction of one of Shipper's railcars, Railroads shall have no further obligation to provide an equivalent capacity substitute for that railcar.
            If, at the end of ten (10) business days after the date Railroads become aware of the damage or destruction of a Shipper Supplied Railcar, Railroads do not supply equivalent railroad railcar capacity in tons, Railroads shall pay to Shipper, an amount equal to $25.00 per day, commencing with the 11th day after the date Railroads become aware of the damage or destruction, for each damaged or destroyed railcar that a substitute is not supplied, until the railcar is repaired or replaced or Railroads provide a substitute railcar, whichever is sooner.

      4.    Settlement.
            If the damage or destruction of railcars covered by this Agreement occurs in such a manner that both Shipper and Railroads are responsible for such damage or destruction, Shipper and Railroads shall each pay the proportion of the damage or destruction equal to their responsibility for such damage or destruction.
      5.    Use of Shipper Supplied Railcars.
            Upon Shipper's agreement, Railroads may use Shipper Supplied Railcars, if available, instead of providing Railroads' railcars by paying Shipper $25.00 per railcar per day or fraction thereof. For all other purposes of this Agreement said railcars shall remain Shipper Supplied Railcars.
      E.    Substitute Railcars Damaged Or Destroyed.
      1.    Damage.
            If a substitute railcar provided by Railroads is damaged under circumstances in which the AAR Rules make Shipper responsible for the damage and upon becoming aware of such damage, Shipper shall:
            (a) provide Railroads prompt written notice of such damage giving railcar initial and number, the current location of the railcar, the date and the place the damage occurred, a description of the damage and Shipper's current belief as to the cause of the damage, and

            (b) perform repairs to such railcars at a non-railroad repair facility at no charge to Railroads or pay Railroads for the cost of repairs performed at a railroad repair facility designated by Railroads, exercising due diligence to complete such repairs within 180 days after the date the damage is discovered, paying for any transportation costs to and from such facility, and providing a substitute Shipper Supplied
Railcar at no charge to Railroads until the repairs are completed.
      2.    Destruction.
            If a substitute railcar provided by Railroads is damaged to the extent that the cost of transportation and repair would exceed the railcar's AAR Settlement Value, or is otherwise destroyed under circumstances in which the AAR Rules make Shipper responsible for such damage or destruction:
            (a) Shipper shall pay Railroads the AAR Settlement Value for the railcar so damaged or destroyed or, at Railroads' option, Railroads may repair the railcar without regard to cost, in which event Shipper's liability for such railcar shall not exceed its AAR Settlement Value; and
            (b) Shipper shall provide a substitute Shipper Railcar at no charge to Railroads for 30 days or until Shipper pays to Railroads the AAR Settlement Value, whichever is sooner.
      F.    Shipper Supplied Railcars Damaged
            or Destroyed Due to Mechanical Defect.

            Railroads shall have no obligation to repair or replace a Shipper Supplied Railcar where its damage or destruction is due to a defect in the materials, workmanship, or design of the railcar. If a dispute arises concerning the issue of whether any damage or destruction of a railcar was the result of a defect in material, workmanship or design, said dispute shall be resolved in accordance with the applicable law under the procedures prescribed by Article XXX of this Agreement; provided, Railroads will not be obligated to provide substitute or replacement railcars until it is determined that the cause of such damage or destruction was attributable to the Railroads and not due to defects in material, workmanship or design. If it is determined that the damage or destruction was attributable to the Railroads, Railroads shall pay Shipper the rate specified in Article IV, Section D.5. of this Agreement for each day that Shipper was required to provide substitute railcars during the pendency of the dispute. If Railroads have supplied substitute railcars and it is determined that the damage or destruction was attributable to defects in material, workmanship or design of the Shipper Supplied Railcars, then Shipper shall pay Railroads the rate specified in Article IV, Section D.5. of this Agreement for each day that Railroads were required to provide substitute railcars during the pendency of the dispute.
      G.    Locomotives and Cabooses.
            Railroads shall provide any necessary locomotives, cabooses and/or end-of-train devices, related transportation facilities, equipment and personnel needed, in Railroads' sole discretion, for Railroads' provision of transportation under this Agreement. Railroads shall perform all repairs and maintenance on such locomotives, cabooses and/or end-of-train devices,

Railroads' related transportation facilities, and equipment at no charge to Shipper. In the event Railroads' locomotive or other equipment is damaged or destroyed while on a mine track at an Origin or Shipper's track at Destination, Shipper or the Mine Operator will give Railroads verbal notification as soon as practicable after the damage or destruction occurs. This notification shall include the initial and number for each damaged or destroyed locomotive power unit, end of train device, or other equipment, and the nature or cause of the damage or destruction.
            Shipper shall reimburse Railroads for the cost of reasonable repairs, transportation, and/or replacement of locomotives and/or end-of-train devices to the extent such charges are attributable to the damage or destruction for which Shipper is liable under applicable law.

Article V.  SHIPPER'S VOLUME COMMITMENTS.
      A.    Minimum Annual Volume.
      1. During each calendar year of this Agreement, Shipper shall load for transportation and Railroads shall transport, pursuant to this Agreement, the greater of 6,000,000 Tons or 100% of all tons of Coal shipped from Origins for delivery to JEC (Minimum Annual Volume). Tonnage tendered by Shipper between January 1 and January 27, 1993, pursuant to tariff BN 4181-A shall be credited to Shipper's 1993 Minimum Annual Volume.
            Shipper agrees to pay Railroads for movement of the Minimum Annual Volume at the Contract Rates set out in Article X unless such payment is excused by an event of Force Majeure or reduced under Paragraph A.3 of this Article.
      2. Within 30 days after the end of each calendar year, Shipper shall send a written statement to Railroads certifying for such calendar year the aggregate number of Tons of Coal tendered for transportation under this Agreement for use at JEC, the total number of tons of Coal shipped from Origins for use at JEC and whether Shipper has met the Minimum Annual Volume.
      3. In the event Shipper fails to ship the Minimum Annual Volume in any year and such failure is not due to an event of Force Majeure or Railroads' failure to meet their obligations under this Agreement, Shipper shall pay Railroads an amount equal to the difference between the Minimum Annual Volume and the tons actually shipped times 37.5% of the 115 tons per railcar rate in effect on December 31 of the year in which the shortfall occurs. Within 15 days of receipt of an invoice for the same, Shipper shall make payment of such amount to Railroads. Such payment will be considered liquidated damages (not a penalty) and shall satisfy Shipper's Minimum Annual Volume obligation for the year in which the shortfall occurs. This liquidated damages provision is meant to accommodate Shipper in case of genuine difficulty in taking delivery of the Minimum Annual Volume, such as reduced demand for electricity, and is not to be used to allow a route other than the route shown in Article III, Section B.

      B.    Train Cycle Time and Tonnage.
            Not later than each November 1 during the term of this Agreement, Railroads shall provide to Shipper its non-binding projected Train cycle times for the next calendar year, by month, for Trains moved pursuant to this Agreement. Not later than each December 1 during the term of this Agreement, Shipper shall provide to Railroads a non-binding declaration of Tons of Coal anticipated to be shipped under this Agreement in the next calendar year, by month.

Article VI.  TRAIN SIZE AND WEIGHT; LOADING AND UNLOADING.
      A.    Train Size.
            If Shipper provides sufficient empty Shipper Supplied Railcars to Railroads, Railroads shall assemble Trains of not less than 115 railcars for movement to, and loading at, Origins. Notwithstanding any other provision of this Agreement to the contrary, the minimum Train size requirement of 115 cars shall be reduced for the following reasons: (1) an event of Force Majeure which affects Train size; (2) railcars bad-ordered by the Railroads enroute, when Shipper has made sufficient spares available to Railroads; (3) the Railroads fail to utilize spare railcars and place them into service; or (4) any other cause attributable to the Railroads.
      B.    Designation of Origins.
      1. For each calendar month in which Shipper intends to tender Coal for transportation pursuant to this Agreement, Shipper shall give a non-binding notice to Railroads by telephone, confirmed in writing, not later than the fifteenth day of the preceding calendar month, of the Origin(s) from which it intends to load Coal and the number of Trains it intends to have in service.
      2. Shipper may change the Origin of a Train, without charge, from that which it specified under paragraph 1 of this Section by giving BN notice by telephone, confirmed by facsimile, of such change prior to the departure of the empty Train from Alliance, Nebraska. If such change is requested by Shipper after the departure of the empty Train from Alliance, Nebraska, a charge of $500.00 per train will apply; provided, if any such route change is made for the Railroads' convenience, then no charge shall be made.
      C.    Loading and Unloading; Loading and
            Unloading Facilities.
      1. If Railroads provide locomotives which will operate the Trains through the Loading Facility at Origins at a controlled speed so as to permit uniform loading of each railcar, Shipper shall be responsible for the loading of railcars, including, but not limited to, improper loading, underloading, or overloading, and for providing Loading Facilities; provided, Shipper's Mine Operator shall be permitted to underload railcars which contain one or more Tons of snow, ice or other non-Coal items by the amount of such foreign matter; provided further, subject to
Article VII, Section C., Shipper's Mine Operator may load railcars up to the lower of 286,000 pounds gross weight on rail or the total allowable capacity of the railcar. Shipper shall also be responsible for the unloading of railcars at Destination, and for providing an Unloading Facility. Shipper shall also be responsible for ensuring that railcars released after unloading are free of any Coal which, in the opinion of Railroads, makes such railcars unsafe to transport.
      2. Overloaded Railcars discovered at Origin shall be reduced and the remaining coal reasonably distributed throughout the railcar by Shipper or Shipper's Mine Operator before the release of the Train to Railroads, and Origin Detention Charges shall be assessed against Shipper when reducing the overload causes Loading Time to exceed Free Loading Time. If Railroads discover substantially overloaded Railcars after a loaded Train is enroute to Destination, Railroads may notify Shipper pursuant to Section K of this Article by telephone and request that Shipper correct the overload at its expense. If Shipper does not agree to such a request, Railroads may correct the overload, with any cost reasonably incurred by them in doing so to be reimbursed by Shipper.
      3. Railroads may remove a substantially overloaded railcar or railcars from the Train. Railroads will notify Shipper by telephone of such removal, and Shipper shall remove the excess
Coal at its own expense. Upon notification by Shipper that the excess Coal has been removed, Railroads will return the removed railcar or railcars to service. For each such substantially overloaded railcar removed from and returned to service, Shipper shall pay Railroads a charge of $225 per hour (including any fraction of an hour) for the time spent in switching a substantially overloaded railcar out of and back into the Train.
      D.    Advance Notice.
            Railroads shall provide to Shipper or Shipper's Mine Operator at Origin and Shipper at Destination, as the case may be, not less than four hours advance notice by radio or telephone of the arrival of empty Trains at a Loading Facility and of loaded Trains at the Unloading Facility. If Railroads fail to provide at least four hours advance notice to Shipper or Shipper's Mine Operator, as the case may be, then a Train's Unloading or Loading Free Time shall not commence until four hours after such notice is given or the actual time when loading or unloading commences, whichever is earlier.
      E.    Transportation of Trains Through Loading and
            Unloading Facilities.

            At Origins, Railroads shall provide locomotives compatible with loading equipment at Origin and Train crews to transport Trains through the Loading Facility in a manner which will facilitate the full and uniform loading of each railcar. At Destination, Railroads shall provide locomotives compatible with unloading equipment at Destination and Train crews to position each Train at the Unloading Facility in order that the Shipper can engage the Unloading Facility railcar indexer to facilitate the full unloading of each railcar within the Unloading Free Time.
      F.    Loading Time.
      1. A Train's loading time shall commence when the first locomotive of the Train has arrived at the point designated in BN's timetable as the point at which the Train crew must stop the

Train prior to entering the Shipper's Mine Operator's track ("Designated Point") and the Train crew has requested loading instructions from Shipper's Mine Operator or when the Train is constructively placed, as defined in Section H of this Article, and shall end when Shipper or Shipper's Mine Operator has released the Train to BN (Loading Time).
      2. Shipper shall pay no additional charge if Shipper or Shipper's Mine Operator releases the Train within the first four hours of Loading Time (Loading Free Time). For each hour (including any fraction thereof) that a Train's Loading Time exceeds its Loading Free Time, Shipper shall pay BN an Origin Detention Charge of $225.00. When a Loading Disability under
Section I of this Article or delay caused by Railroads occurs during a Train's Loading Free Time, Shipper's Loading Free Time shall be extended for a period of time equal to the duration of said Loading Disability.
      3. If a Train arrives at an Origin before another Train has been released, the second and subsequent Train(s) shall not be considered Constructively Placed, and Loading Time for such Train shall not commence, until it reaches the Designated Point.
      G.    Unloading Time.
      1. A Train's unloading time shall commence with the actual placement in position to unload at Destination, or when the Train is Constructively Placed, as defined in Section H of this Article, and shall end when Shipper has released the unloaded
Train to UP (Unloading Time).

      2. Shipper shall pay no additional charge if Shipper releases the unloaded Train within the first six hours of Unloading Time (Unloading Free Time). For each hour or fraction thereof that a Train's Unloading Time exceeds its Unloading Free Time, Shipper shall pay UP a Destination Detention Charge of $225.00; provided, when an Unloading Disability under Section J of this Article occurs during a Train's Unloading Free Time, Shipper's Unloading Free Time shall be extended for the duration of Unloading Disability Time as defined in Section J of this Article.
      3. If Coal is frozen in railcars upon arrival at Destination, to the extent thawing or loosening is required to permit unloading, the Unloading Free Time shall be extended up to twelve (12) hours for the unloading of such Train.
      4. If a Train arrives at Destination before another Train has been released, the second and subsequent Train(s) shall not be considered Constructively Placed, and Unloading Time for such Train shall not commence, until the earlier of the expiration of the Unloading Free Time of the prior Train or upon the release of the prior Train.
      H.    Placement.
      1. Actual Placement occurs when the first locomotive of the Train has arrived at the Designated Point on the Shipper's Mine Operator's or Shipper's track and the train crew requests loading or unloading instructions from the Shipper's Mine
Operator or Shipper.

      2. A Train shall be considered Constructively Placed for purposes of Sections F and G of this Article when Railroads receive notice from Shipper or Shipper's Mine Operator that
            (a) the Train cannot be positioned on Shipper's Mine Operator's track at an Origin due to any cause attributable to Shipper or Shipper's Mine Operator, or
            (b) the first railcar of a Train cannot be positioned to unload at Destination due to any cause attributable to
Shipper.
      3. A Constructively Placed Train shall be held at the nearest available hold point as determined by Railroads. Immediately upon arrival of the Train at the hold point the Railroads shall notify Shipper or Shipper's Mine Operator by electronic transmission, such notice to be confirmed in writing, of the date and time that hold time begins. Immediately upon departure of the Train from the hold point, Railroads shall notify Shipper or Shipper's Mine Operator by electronic transmission, such notice to be confirmed in writing, of the date and time that hold time ends.
      4. For purposes of computing the Loading Time of a Constructively Placed Train under Section F of this Article:
            (a) The time elapsed while transporting a Constructively Placed Train from the hold point to a Loading Facility shall be excluded from Loading Time; and
            (b) If the Train must reverse direction to reach an available hold point, the time elapsed from the Railroads'
receipt of the hold notice to the return of the Train to the point of reverse direction shall be included in Loading Time.
      5. For purposes of computing the Unloading Time of a Constructively Placed Train under Section G of this Article:
            (a) The time elapsed while transporting a Constructively Placed Train from the hold point to the Unloading Facility shall be excluded from Unloading Time; and
            (b) If the Train must reverse direction to reach an available hold point, the time elapsed from the Railroads'
receipt of the hold notice to the return of the Train to the point of reverse direction shall be included in Unloading Time.
      I.    Loading Disability.
            "Loading Disability" means any of the following events which results in the inability to load Coal into a Train at an
Origin: (i) an Act of God; (ii) a strike or other labor disturbance; (iii) a riot or other civil disturbance; (iv) snow and/or ice accumulation sufficient to immobilize Train operations and/or prevent loading of such Train; (v) governmental acts or regulations; (vi) Railroads' failure to provide Train crews; or
(vii) mechanical or electrical breakdown, explosion, fire or other damages to equipment in a Loading Facility or the Train then being utilized by Shipper. Shipper is currently using its Mine Operator's "Batch Loading System" at both Eagle Butte and Belle Ayr mines. If these systems fail and Shipper's Mine
Operator must resort to flood loading railcars, Shipper may not declare a Loading Disability; provided, Shipper shall be given an additional two free hours to load each Train that must be loaded using the flood method. "Loading Disability Time" means the period of time for which Shipper or Shipper's Mine Operator is prevented from loading a Train at an Origin due to a Loading Disability. Shipper or Shipper's Mine Operator shall notify BN immediately by telephone (a) as to the nature and time of commencement of the Loading Disability and (b) as to the time of termination of the Loading Disability. Shipper or Shipper's Mine Operator shall confirm such telephone notification in writing to Railroads within ten days after Loading Disability Time is terminated.
      J.    Unloading Disability.
            "Unloading Disability" means any of the following events which directly results in the inability to unload Coal from a Train at Destination: (i) an Act of God, (ii) a strike or other labor disturbance, (iii) a riot or other civil disturbance,
(iv) snow and/or ice accumulation sufficient to immobilize Train operations and/or prevent unloading of such Train, (v)
governmental acts or regulations, (vi) Railroads' failure to provide Train crews or (vii) mechanical or electrical breakdown, explosion, fire or other damage to equipment in Shipper's
Unloading Facility including shutdown for emergency maintenance or for the purpose of investigating or preventing such
occurrence. "Unloading Disability Time" means the period of time for which Shipper is prevented from unloading a Train at Destination due to an Unloading Disability. Shipper shall notify UP immediately by telephone (a) as to the nature and time of commencement of the Unloading Disability and (b) as to the time of termination of the Unloading Disability.  Shipper shall
confirm such telephone notification in writing to Railroads
within ten days after Unloading Disability Time is terminated.
      K.    Notices for Train Movement.
            All notices required to be given verbally or
electronically under this Article shall be given and, except for the advance notice required in Section D of this Article, confirmed in writing, as follows:
      To Shipper:   Operations Supervisor/Fuel Coordinator
                    Western Resources, Inc.
                    St. Marys, KS 66536
                    Phone: (913) 456-2035
                    FAX:   (913) 456-8498

      With a
      Copy To:      Manager-Coal
                    Western Resources, Inc.
                    818 Kansas Ave., P.O. Box 889
                    Topeka, KS 66601
                    FAX:   (913) 575-1797

      To BN:        General Superintendent - Unit Coal Trains
                    Burlington Northern Railroad Company
                    777 Main Street, Suite 3700
                    Fort Worth, Texas 76102
                    Phone:  (817) 878-1441
                    FAX:  (817) 878-1595

      To UP:        Director Unit Train Operations (HDC)
                    Union Pacific Railroad Company
                    1416 Dodge Street
                    Omaha, Nebraska 68179
                    Phone:  (800) 443-4319
                    FAX:  (402) 636-7415

Any party may change its designation for receipt of notice in accordance with Article XXI. Failure to provide notice to a party designated to receive a copy shall not invalidate the giving of notice.

Article VII.  WEIGHING AND DETERMINATION OF WEIGHTS.
      A. Shipper or Shipper's Mine Operator shall weigh loaded railcars at Origins(s) at no charge to Railroads. Batch weighing system, coupled in motion scales or scales used for weighing shall be subject to certification and verification by BN or its agent.
      B. If any Train or portion thereof cannot be weighed due to a breakdown of scales, the lading weight per railcar of such Train or portion thereof shall be determined by averaging the lading weight per railcar of the last ten Trains of like equipment moving under this Agreement weighed at that Origin prior to such breakdown. If less than ten Trains of like equipment under this Agreement were weighed at that Origin prior to the breakdown, the weight per railcar shall be determined by averaging the weight per railcar of the Train(s) of like equipment moving under this Agreement weighed at that Origin prior to the breakdown as well as the lading weight per railcar of Train(s) of like equipment under this Agreement first weighed at that Origin after the scales are repaired, so as to comprise a ten weighed Train average; provided, the lading weight of any Train used to determine the average lading weight per railcar under this Section shall meet the minimum Train size and weight requirement under Article X., Section B.

      C. All weights specified in this Agreement are subject to variance for scale tolerances. If any actual weight required by this Agreement is within + 0.5% of the weight specified in this Agreement, then it shall be deemed to comply with the weight specification. This Section shall not apply to the Shipper's Minimum Annual Volume requirement of Article V., Section A.

Article VIII.  HOLDING OR RELEASING OF
                 TRAIN CREWS AND/OR LOCOMOTIVES.

      A.    Hold Charge.
            If Railroads must hold, in a manner, time or place inconsistent with existing Railroads' operating procedures for the purpose of this Agreement, locomotives and/or a Train crew that has been called for or that is on duty due to (1) any cause attributable to Shipper or Shipper's Mine Operator including Shipper's request; (2) Shipper Force Majeure under Article XIII; or (3) a Loading or Unloading Disability with respect to another Train of Shipper, Shipper shall pay to Railroads a Hold Charge of $100.00 for each hour (including any fraction of an hour) that each Train is held or the applicable charge for detention, which ever is greater. Such Hold Charge shall not apply to a Train whose Train crew and/or locomotives are being held during Shipper's Loading or Unloading Time, whether during Loading or Unloading Free Time, or time for which an Origin or Destination Detention Charge is applicable. A Hold Charge shall cease if and when a Train crew and/or locomotives are released in accordance with Section B of this Article and Shipper agrees to pay a Release Charge. Railroads shall notify Shipper immediately by telephone, confirmed in writing, that a Train is being held under this Section and of the hold location.

      B.    Release Charge.
      1. If, in lieu of paying or continuing to pay a Hold Charge, Origin Detention Charge or Destination Detention Charge, Shipper notifies Railroads by telephone, confirmed in writing, that it elects to release locomotives and/or a Train crew that has been called for or that is on duty, Railroads shall release such Train crew and/or locomotives and Shipper shall cease to incur a Hold Charge, Origin Detention Charge or Destination Detention Charge from the time of such release, and Shipper shall pay to Railroads a Release Charge of $1,500.00 per occurrence per Train.
      2. In addition to the circumstance described in Paragraph 1 of this Section B, if Railroads must release, in a manner, time or place inconsistent with existing Railroad operating procedures, a Train crew that has been called for or that is on duty and/or locomotives due to: (1) any cause attributable to Shipper or Shipper's Mine Operator; (2) Shipper Force Majeure; or
(3) a Loading or Unloading Disability with respect to another Train of Shipper, Shipper shall pay to Railroads a Release Charge of $1,500.00 per occurrence per train.
      3. If there is a release under Paragraph 1 or Paragraph 2 of this Section, Railroads shall not call another Train crew and/or locomotives back to the Train until notified to do so by telephone, later confirmed in writing by Shipper, unless the Train is stored on available Railroad trackage and storage thereon is or becomes impracticable in which case Railroads may call another Train crew and/or locomotives at their option and expense. If, after the Train crew and/or locomotives have been released, the Train is stored on Railroads' trackage, at Shipper's direction, Shipper shall pay a Railcar Storage Charge in accordance with Article IX(C). Railroads shall use their best efforts to restore a Train crew and/or locomotives to a Train upon telephonic notice from Shipper to do so; provided, in no event shall restoration of a train crew and/or locomotives exceed 96 hours. In the event that restoration of a Train crew and/or locomotives does not occur within 96 hours of notice from Shipper, the Railroad holding the Train shall pay Shipper a fee of $1,500 per occurrence.

Article IX.         MISCELLANEOUS HANDLING OF RAILCARS.
      A.    Removal, Rotation And/Or Addition of Railcars.
            Railroads shall, at Shipper's verbal request, confirmed
in writing, remove, rotate and/or add Shipper Supplied Railcars.
The charge for such service shall be $225.00 per hour (including any fraction of an hour) per occurrence.  For purposes of
assessing a removal, rotation and/or addition charge, time shall be computed from the time the Train stops for removal, rotation and/or addition of railcar(s) and end when the Train has been reassembled and is ready for movement; provided, time during which the crew is assigned to unrelated tasks shall not be
included.  Railroads shall not be obligated to remove, rotate or add railcars unless sufficient trackage is available at such intermediate point to accommodate the Train and for Railroads to perform the required removal, rotation and/or addition of
railcars.  Railcars which have been bad ordered by Railroads and their replacements from Shipper's pool of spare railcars shall be switched in and out of service by Railroads at no charge to the
Shipper.
      B.    Out-of-Route Movement.
            An "Out-of-Route Movement" shall be any Shipper-
requested movement of an empty Train, or any part thereof,  that differs from the routing specified in Article III(B).  If, at
Shipper's verbal request, confirmed in writing, Railroads provide an Out-of-Route Movement to a repair and/or maintenance facility on trackage located at a point which is not directly intermediate between an Origin and Destination on the route of movement but is served by the Railroads, Shipper shall pay Railroads any
applicable reciprocal switch charge plus the following Out-of-
Route Charges:
      Out-of-Route Charge in Cents                     Number of Railcars
  Per Railcar Per Mile Out-of-Route                       Per Movement
            105 Cents                                 25  railcars or less
             95 Cents                                 26  to 75 railcars
             85 Cents                                 76  railcars or more

The Out-of-Route Charge shall be calculated based upon the greater of actual miles or a distance of at least 75 miles for each empty movement. Notwithstanding any other provision of this Section to the contrary, at Shipper's request, confirmed in writing, Railroads will provide an Out-of-Route Movement, at no charge, to a repair and/or maintenance facility on trackage served by Railroads that is located at a point between Northport, Nebraska and Origins via Guernsey, Wyoming; provided, a request for such an Out-of-Route Movement shall be made to Railroads prior to the empty Train leaving Destination; provided further, such Out-of-Route Movements will be provided at no additional charge no more than 12 times during any one calendar year.
      C.    Railcar Storage Charge.
      1. If, at Shipper's verbal request, confirmed in writing, Railroads store an empty Shipper Supplied Railcar used in service under this Agreement on available Railroad trackage, Shipper shall pay to Railroads a Shipper Supplied Railcar Storage Charge of $1.00 per 24 hour period (including any fraction of a 24-hour period) of storage time for each stored railcar. Railcars stored pursuant to Article IV(A) hereof shall be stored without charge to Shipper.
      2. For purposes of assessing the Railcar Storage Charge, storage time shall commence when the railcar is placed for storage and end when Railroads receive Shipper's verbal request, to be subsequently confirmed in writing, that the railcar be released from storage.
      3. No charge will be assessed for storing Shipper Supplied Railcars that require enroute repairs.
      D.    Switching Charge.
            If, at Shipper's verbal request, confirmed in writing, Railroads provide an Out-of-Route movement to a repair and/or maintenance facility or to trackage not served by Railroads, thus necessitating a switch movement or other service by a connecting railroad, Shipper shall be responsible for any switching and other charges that are otherwise applicable under tariff or separate agreement in addition to the charges payable by Shipper to Railroads under this Agreement. In the event Railroads receive such a bill from another railroad they shall provide copies of the same to Shipper.
      E.    Service Maintenance.
      1. Upon reasonable request from the Shipper, BN will stop a Train on the return empty movement at Shipper's railcar repair and/or maintenance facility at a point directly intermediate on BN trackage between Origin and Northport, Nebraska, where trackage is available to accommodate such Train. For removal and replacement of railcars in said Train, Shipper shall pay BN a charge of $225.00 per hour (including any fraction of an hour) for such services. The time will be computed from the time the Train stops for removal and/or replacement of railcars until such time as the last railcar is removed from the Train or until the last railcar is placed into the Train; provided, any time the crew is prohibited from working for reasons attributable to Railroads shall be deducted from the time calculation.
      2. If BN is instructed to leave an entire Train of empty railcars at the railcar maintenance facility located in Alliance, Nebraska and remove the locomotives and caboose or end of train device, a switching charge as provided in Article IX, Section A shall be paid by Shipper. If BN is instructed to leave an entire Train of empty railcars at a railcar maintenance facility located elsewhere and remove the locomotives and caboose or end of train device, a charge of $1,500.00 will be paid by Shipper.

Article X.  CONTRACT RATES.
      A.    Base Rates.
            The Base Rates for transportation of Coal from an
Origin to Destination under this Agreement shall be:
            Trains loaded at a minimum average
            weight of 115 tons per railcar
            except as provided in Article IV.D.3            $ 9.90 per Ton

            Trains loaded at a minimum average
            weight of 103 tons per railcar
            except as provided in Article IV.D.3            $10.17 per Ton

            Trains loaded at a minimum average
            weight of 98 tons per railcar
            except as provided in Article IV.D.3            $10.43 per Ton

The Base Rates as adjusted in accordance with Article XI shall be the Contract Rates; provided, in no case shall the rates and charges assessed pursuant to this Agreement be lower than the rates shown above and the charges set forth in this Agreement.
      B.  Application of Base Rates.
Transportation charges for a Train transported pursuant to this Agreement shall be calculated by multiplying the greater of:
(1) actual lading weight of the Train, (determined pursuant to Article VII in the event of a scale breakdown), or (2) minimum average lading weight per railcar applicable under this Article, times the greater of either (i) 115 railcars or (ii) the actual number of railcars in the Train; provided, if one of the conditions identified in Article VI., Section A. exists, then the actual number of railcars shall be used. In the event Railroads supply substitute railcars to Shipper pursuant to Article IV. D. 3, the Contract Rate applicable to the Train shall be determined based upon the per railcar average lading weight of the Shipper

Supplied Railcars contained in the Train and thence applied to the Railroad supplied substitute railcars in the Train without regard to the Railroads' railcars actual capacity.
      C.    Rates for Shipments in Early 1993.
            Railroads shall assess Shipper $12.86 per net Ton for transportation provided under the terms of this Agreement for all Tons shipped from January 1, 1993 through February 28, 1993. Commencing with March 1, 1993, Railroads shall begin assessing the applicable rate(s) specified in Section A of this Article, less the per Ton difference between the $12.86 assessed in January and February 1993 and that which would have otherwise applied under the terms of this Agreement until such time as the equivalent number of Tons have been shipped subsequent to February 28, 1993 as those which had been (1) shipped from January 1, 1993 through February 28, 1993 and (2) assessed a rate of $12.86 per net Ton.

Article XI.         ADJUSTMENTS TO RATES AND CHARGES.
      A. Beginning July 1, 1993, adjustments to the rates and charges in this Agreement shall be made using the methodology described in this Article. The parties recognize that the ICC publishes a Rail Cost Adjustment Factor (RCAF) in proceedings currently denominated Ex Parte 290 (Sub-No. 2), Rail Cost Recovery Procedures, and Ex Parte 290 (Sub-No. 5) Quarterly Rail Cost Adjustment Factor. The ICC publishes an RCAF figure unadjusted and adjusted for productivity in Ex Parte 290 (Sub-No.

5), which productivity adjustment is calculated according to procedures established in a proceeding denominated Ex Parte 290 (Sub-No. 4), Railroad Cost Recovery Procedures - Productivity Adjustment.
      B.    Beginning on July 1, 1993, and on  October 1,
January 1, April 1, and July 1 during each calendar year thereafter for the term of this Agreement, the Contract Rates and all other Charges set forth in this Agreement shall be increased or decreased as determined by application of the Adjustment Factor. The Adjustment Factor shall be one (1) plus the result of Eighty Percent (80%) multiplied by the percentage change in the RCAF, unadjusted for productivity, (RCAF-U) as published by the ICC in Ex Parte 290 (Sub-No. 5), Quarterly Rail Cost Adjustment Factor (or successor proceeding) for the current calendar quarter over the preceding calendar quarter; provided, the Contract Rates and all other Charges shall not fall below the base levels stated in this Agreement. Adjusted rates and charges shall become effective on the first day of each calendar quarter, applied retroactively if the RCAF-U is not published by that date. Attached hereto and incorporated herein by this reference is Exhibit A, which is intended by the parties to demonstrate the methodology used to adjust the rates and charges as described in this Article.
      C. In computing the rates and all other charges specified in this Agreement, the percent change in the RCAF-U shall be rounded to a thousandth of a percent; the percent change resulting from the multiplication of the percentage change in the RCAF-U by 80% shall be rounded to a one hundredth of a percent; the Adjustment Factor shall be stated to a ten thousandth; and all rates and charges shall be rounded to a whole cent. The rounding rule will be that any fraction less than one-half shall be dropped, while any fraction equal to or greater than one-half shall be increased to the next higher value.
      D. It is the intent of the parties that the adjustment methodology reflect changes in railroad input expenses as measured by the RCAF-U. In the event that a party is of the opinion that one or more changes to the RCAF-U adopted after the Effective Date of this Agreement cause the RCAF-U to depart materially from that intent, that party may invoke the provisions of this Section to require the other parties to review the index and seek mutual agreement as to whether the RCAF-U as changed departs from that intent.
      E. If the ICC ceases to publish the RCAF-U the parties shall adopt an index that would replicate, as closely as possible, changes in railroad input expenses as measured by the RCAF-U, to be used for adjustments for the remainder of the contract Term. The parties agree that the RCAF Adjusted for Productivity is not an appropriate substitute index. If the parties cannot informally agree to a substitute index then either party may commence formal negotiations by giving the other party notice in writing. If the parties do not agree upon a substitute index within 90 days after the commencement of such formal negotiations, then the matter shall be submitted to binding arbitration in accordance with the rules of the Center of Public Resources (CPR), except as specifically provided herein or otherwise agreed to by the parties. Arbitration shall be initiated by notice from one party to the other. For purposes of this Section, Railroads shall be considered one party. Within thirty (30) days after receipt of such notice, each party shall designate a competent and disinterested person to act as its arbitrator. Within twenty (20) days after their designation, the two persons so designated shall select a competent and disinterested third party to act as the neutral arbitrator. In the event the first two arbitrators are unable to agree as to the third, then the arbitrators shall apply to the CPR to designate and appoint the third arbitrator. The arbitrators shall be requested to select an index replicating, as closely as possible, changes in Railroad input expenses as measured by the RCAF-U to be used as a substitute index for the remainder of the contract Term. The cost of the neutral arbitrator shall be borne 50 percent by the Railroads and 50 percent by the Shipper. During the pendency of the arbitration, the Rates and Charges as last adjusted by the RCAF-U shall be paid; provided, the substitute index selected by the arbitrators shall be made effective from the date of discontinuance of the RCAF-U.
      F. If any party should suffer a gross inequity due to the operation of this Agreement as a result of unusual economic conditions, such inequities will be resolved by mutual agreement between BN, UP and the Shipper. Either the Shipper or the

Railroads (BN and UP collectively) may invoke the provisions of this Section any time subsequent to January 1, 2000; provided, that once a party has invoked its initial gross inequity claim, that party may not invoke the provisions of this Section again prior to the latter of either (i) the fifth anniversary of the date that the first claim was invoked or (ii) the third anniversary date of the date the first claim was resolved. In no case shall either party to this Agreement have the ability to invoke the provisions of this Section more than twice during the Term of this Agreement. A party seeking relief under this Section shall submit with its claim the basis for and evidence supporting its claim, as well as a statement of the relief sought. Unless otherwise agreed by the parties, relief under this Section shall be effective as the parties may agree or as the final tribunal, if any, deciding the issue shall direct.

Article XII.  PAYMENT PROCEDURES.
      A. For all sums payable under this Agreement, Railroads and Shipper shall invoice by means of mail or electronic transfer of documentation. Railroads and Shipper shall pay the amount invoiced by electronic transfer of funds within fifteen (15) calendar days after receipt of the invoice.
      B. If there is a dispute regarding applicable charges, the party disputing the charges shall pay the undisputed amount. If the ultimate resolution of the dispute is not in favor of the disputing party, the disputing party shall pay the other party the disputed amount plus simple interest at the prime rate in effect at the Chase Manhattan Bank in New York City, New York on the date of payment plus one percent or the maximum rate permitted by Kansas law if less than the described rate.
      C. Notwithstanding any provision of Section B to the contrary, Shipper may not withhold any payment based upon a dispute which is based upon the provisions of Article X., Section
A. or Article XI. If a dispute arises under those provisions and the ultimate resolution of the dispute results in the payment of an amount from one party to another, then such amount shall include simple interest as calculated in Section B.

Article XIII.  FORCE MAJEURE.
      A. The term "Force Majeure" used herein shall mean any cause beyond the control of the party affected which cannot be overcome and which delays or prevents the party from the performance of its obligations under this Agreement, in whole or in part, including, but not limited to, an Act of God; accumulation of snow and/or ice sufficient to immobilize or halt the movement of loaded or empty Trains; war; insurrection; riot or other civil disturbance; governmental acts; explosion; fire; derailment; destruction of or damage to right of way, including bridges; strike, lockout or other labor disturbance; or mechanical or electrical breakdown (including shutdown for emergency maintenance or the like which may be necessary to mitigate or eliminate the imminent threat of explosion, fire, or mechanical or electrical breakdown) in an Origin mine, in a

Loading Facility, in any of the facilities used by Railroads for the transportation of Coal for Shipper, in a power generating facility, or in the Unloading Facility to the extent that Shipper cannot unload Coal. It shall not, however, include any change in demand or projected demand for electrical power or generating facilities, whether foreseeable or not. The affected party's obligations and those of such other parties affected thereby shall be suspended for the duration of such Force Majeure; provided, the parties shall make all reasonable efforts to continue to meet their obligations for the duration of the Force Majeure.
      B. If an event of Force Majeure occurs, the party affected by a Force Majeure shall promptly notify all other parties, by telephone or electronic transmission, as to the nature of the Force Majeure, when it began, the expected effect on the party's performance and its projected duration. Such party also shall notify promptly by telephone or electronic transmission all other parties upon the cessation of the Force Majeure. All notices shall promptly be confirmed in writing.
      C. The parties shall make all reasonable efforts to eliminate or abate such Force Majeure and resume their obligations expeditiously upon its cessation, except that no party hereto will be required to acquiesce to an unfavorable settlement of any labor dispute.
      D. The suspension of any obligations owing to a Force Majeure shall neither cause the Term of this Agreement to be extended nor affect any rights accrued under this Agreement prior to the Force Majeure.
      E. Shipper shall be excused from its obligation under this Agreement to ship the Minimum Annual Volume of Coal to the extent of 16,450 tons for each continuous 24-hour period in excess of the first 72 hours for each event of Force Majeure.
      F. In the event of a Force Majeure affecting an Origin mine or Loading Facility at an Origin then being utilized by Shipper and if Shipper elects to purchase replacement Coal from a Wyoming Powder River Basin Mine, such replacement Coal shall move under this Agreement.

Article XIV.  LIABILITY FOR COAL LOSS OR DAMAGE.
            Railroads shall be liable for any Coal loss or damage (including contamination or degradation) caused by their negligence. Railroads shall not be liable for (1) Coal loss attributable to the negligence of Shipper or Shipper's Mine Operator; (2) Coal loss attributable solely to scale variances;
(3) wind loss or moisture loss; (4) Coal loss or damage caused by defects in the design or manufacture of Shipper Supplied Railcars; or (5) Coal loss or damage caused by improper loading. Railroads' liability for lost or damaged Coal shall be limited to the price paid for the Coal at its Origin plus transportation charges paid therefor. In the event of alleged Coal loss or damage, Shipper shall promptly notify Railroads by telephone, later confirmed in writing, to allow Railroads, at its option, to inspect and verify the loss or damage.

Article XV.  CLAIMS PROCEDURES.
      A.    Overcharges.
            Shipper shall submit claims for overcharges to Railroads within two years following the date of delivery of the shipment. Shipper may not offset any other payments due
Railroads under this Agreement by the amount of any claim for overcharge.
      B.    Undercharges.
            Railroads shall submit claims for undercharges to Shipper within two years following the date of delivery of the shipment. Railroads may not offset any other payments due
Shipper under this Agreement by the amount of any claim for undercharge.
      C.    Damage to Equipment.
            Any party shall submit claims for damage to equipment within 60 calendar days after the occurrence of such damage. The occurrence of such damage shall not suspend any party's obligation to pay all charges applicable or related to the Train in which such damage occurred, and such charges may not be offset by the amount of any claim for damage.
      D.    Coal Loss or Damage.
            Shipper shall submit claims for loss of or damage to Coal to Railroads within 30 calendar days after the occurrence of such loss or damage. The occurrence of loss of or damage to Coal shall not suspend Shipper's obligation to pay Railroads all charges applicable or related to the Train in which such loss of or damage to Coal occurred, and Shipper may not offset such charges by the amount of any claim for loss or damage to Coal.
      E.    Amount Due Under Claims.
            The amount due for claims under this Article shall bear simple interest at the prime rate in effect at the Chase
Manhattan Bank in New York City, New York on the date on which a claim is submitted plus one percent or the maximum rate permitted by Kansas law, if lower. Such simple interest shall accrue beginning 60 days from the date on which the claim is made and end on the date payment is made.

Article XVI.  CHOICE OF LAW.
            This Agreement shall be deemed a contract made in the State of Kansas for all purposes and shall be governed by and construed according to the law of that State.

Article XVII.       SEVERABILITY AND CANCELLATION IN THE EVENT
                    OF CHANGE IN LAW OR REGULATIONS.

            If any provision of this Agreement is held to be unlawful or unenforceable by a decision of any court or administrative agency having jurisdiction over this Agreement or the parties hereto, such provision shall be considered as having been severed from this Agreement, and the remaining provisions of this Agreement shall continue in full force and effect. If, however, the absence of such unlawful provision or any part thereof would cause the maintenance of this Agreement to result in a material adverse departure from the obligations or benefits that would otherwise have been realized from this Agreement by any party, this Agreement may be terminated at the option of such party upon 90 days written notice by Certified Mail, Return Receipt Requested, to all other parties, but only after a good faith attempt to remedy such absence.

Article XVIII.  TERMINATION.
            Termination of this Agreement by expiration of the Term of this Agreement, shall not release any party from any obligation that may have accrued prior to such termination, nor shall it preclude any party from exercising any remedies it may have in law or equity to enforce such obligations.

Article XIX.  BINDING EFFECT.
            This Agreement shall be binding upon and inure to the benefit of Railroads and Shipper, their successors and assigns.

Article XX.  NONDISCLOSURE; CONFIDENTIALITY.
      Except as otherwise provided in this Article, no party hereto shall disclose any information regarding any part of this Agreement not otherwise included in the nonconfidential contract summary filed with the ICC except upon the written consent of all parties to this Agreement, or without written consent if counsel advises that disclosure is required by law, required for regulatory purposes or required for evidentiary purposes in any legal or arbitration proceeding or if disclosure is to the external auditors, consultants, or counsel of a party. Prior to disclosure to the external auditors, consultants or counsel of any party such auditors, consultants or counsel shall first sign an agreement in the form attached as Exhibit B. The parties hereto will make every effort to protect the confidentiality of the rates and charges under this Agreement. Where disclosure is required, notice shall be given to all other parties, in advance of disclosure.

Article XXI.  NOTICES.
            Except as otherwise provided herein, and particularly in Article VI, all notices required under this Agreement shall be in writing and shall be deemed properly given when delivered in person to the authorized representative of a party designated below or when sent by mail, telegram, telecopy, or telex, or by any electronic transmission of printed material and addressed as follows:

            Shipper's address is:

                    Vice President-Electric Production
                    Western Resources, Inc.
                    818 Kansas Ave., P.O. Box 889
                    Topeka, KS 66601

            Copy to:

                    Manager-Coal
                    Western Resources, Inc.
                    818 Kansas Ave., P.O. Box 889
                    Topeka, KS 66601

            BN's address is:

                    Vice President Coal Marketing
                    Burlington Northern Railroad Company
                    3700 Continental Plaza
                    777 Main Street
                    Fort Worth, TX 76102

            UP's address is:

                    AVP Energy
                    Union Pacific Railroad Company
                    1416 Dodge Street
                    Omaha, NE 68179

Any party may change its address for purposes of this Agreement by giving written notice in accordance with the provisions of this Article. Failure to provide notice to a party designated to receive a copy shall not invalidate the giving of notice.

Article XXII.  ENTIRETY AND AMENDMENTS.
            This Agreement comprises the entire agreement, merging and superseding all prior understandings and representations between Shipper and Railroads regarding the subject matter of this Agreement. No subsequent agreement amending, supplementing, modifying, or terminating this Agreement shall be binding on Railroads or Shipper unless it is in writing and executed by their respective authorized representatives, and, to the extent required by applicable regulations, filed with and approved by the ICC in accordance with 49 U.S.C. Paragraph 10713, as amended from time to time.

Article XXIII.  NONWAIVER OF RIGHTS AND OBLIGATIONS.
            The failure of any party to this Agreement in any one or more than one instance, to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges under this Agreement, or the waiver by any party to this Agreement of any breach of the terms or conditions of this Agreement, shall not be construed thereafter as waiving any such terms, covenants, rights, privileges or obligations, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Article XXIV.  RECORDS.
            The parties agree that for the purpose of verifying bills, tendered and shipped tonnage and records and for the purpose of making adjustments thereto, the necessary records of the parties, insofar as they pertain to the terms of this Agreement, shall be made available, upon reasonable notice, at each party's respective place of business for inspection and examination by any authorized employee, consultant or agent (including a certified public accountant) of the other parties during regular business hours. Nothing in this Article is intended to require any party to this Agreement to divulge to any other party any information pertaining to its costs of providing transportation under this Agreement.

Article XXV.  INDEMNITIES.
      A. Railroads shall defend, protect, indemnify, and save harmless Shipper, its affiliated companies and its officers, directors, stockholders, employees, agents and servants from and against all liabilities, losses, claims, damages, penalties, causes of action, suits (including suits for personal injuries or death and including reasonable attorneys' fees and expenses) caused by the negligence or willful and wanton acts of Railroads arising out of or in connection with their obligations under this Agreement, and shall pay any judgments of any nature rendered against such person for such injuries or damage due to or arising out of or in connection with such negligence or willful and wanton acts of Railroads.
      B. Shipper shall defend, protect, indemnify, and save harmless Railroads, their affiliated companies and officers, directors, stockholders, employees, agents, and servants from and against all liabilities, losses, claims, damages, penalties, causes of action, suits (including suits for personal injuries or death and including reasonable attorneys' fees and expenses) caused by the negligence or willful and wanton acts of Shipper arising out of or in connection with its obligations under this Agreement, and shall pay any judgments of any nature rendered against such person for such injuries or damage due to or arising out of or in connection with such negligence or willful and wanton acts of Shipper.

      C. If any liability, loss, claim, damage, penalty, cause of action or suit arises from the joint negligence or willful and wanton acts of Railroads, or either one of them, and Shipper, each party shall be responsible for only that portion of the liability, loss, claim, damage, penalty, cause of action or suit caused by its negligence or willful and wanton acts.

Article XXVI.  CONSTRUCTION OF TERMS.
            The terms of this Agreement have been arrived at after mutual negotiation and, therefore, it is the intention of the parties that its terms not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.

Article XXVII.  CAPTIONS.
            The captions and headings of this Agreement are for the convenience of reference only and shall neither define nor limit any of the terms or provisions in this Agreement.

Article XXVIII.  EFFECT OF PRIOR AGREEMENTS.
            Upon approval of this Agreement as provided in Article II, the terms of the document dated November 30, 1972 (1972 Document), between the Kansas Power and Light Company (KPL), the Burlington Northern Railroad Company, and the Union Pacific Railroad Company, and tariff ICC BN 4181-A are completely superseded and are of no further force and effect except as to shipments moving prior to the approval date. If the ICC fails to approve this Agreement, it shall be null and void and the 1972

Document and related tariff shall remain in full force and effect.

Article XXIX.  REPRESENTATIONS AND WARRANTIES.
            Each party represents and warrants to the others that
(1) it is duly organized and validly exists in good standing under the laws of the state of its incorporation and has all requisite power and authority to enter into this Agreement and to carry out the terms and provisions thereof; (2) the person executing this Agreement on its behalf is duly authorized and empowered to bind it to this Agreement; (3) there is no action, proceeding, or investigation, current or pending, and no term or provision of any charter, by-law, certificate, license, mortgage, indenture, contract, judgment, decree, order, statute, rule or regulation to which such party is subject, which in any way prevents, hinders or otherwise adversely affects, or would be violated by, its entering into and performing this Agreement; and
(4) no approval or authority of any governmental body except the ICC is required on the part of such party prior to entering into and carrying out the terms and provisions of this Agreement.

ARTICLE XXX.        DISPUTE RESOLUTION.
      A.    General.
      No party to this agreement shall be entitled to take legal action with respect to any dispute arising from or relating to this Agreement until it has complied, in good faith, with the procedures set forth in Section B and C, below.
      B.    Negotiation.
      1. The parties shall attempt promptly and in good faith to resolve any dispute arising out of or relating to this Contract, through negotiations between representatives who have authority to settle the controversy. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purpose of the Federal and State Rules of Evidence.
      2. Any party may give the other party(ies) written notice of any dispute not resolved in the normal course of business. As soon as mutually agreeable after delivery of the notice, representatives of the involved parties shall meet at a mutually acceptable time and place (or by telephone), and thereafter as often as they reasonably may deem necessary to attempt to resolve the dispute. Unless the parties to the dispute agree that the dispute cannot be resolved through unassisted negotiation, negotiations shall not be deemed at an impasse until sixty days after the first settlement conference.
      3. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three working days' notice of such intention and may also be accompanied by an attorney.

      C.    Alternative Dispute Resolution Procedure.
      1. If a dispute has reached impasse, any party may suggest use of Alternative Dispute Resolution (ADR) procedures. Once that party has notified the other(s) of a desire to initiate ADR, the parties may select the ADR method they wish to use by mutual agreement. That ADR method may include arbitration, mediation, mini-trial, or any other method which best suits the circumstances of the dispute. The parties shall agree in writing to an ADR method selected and to the procedural rules to be followed as promptly as possible. To the extent the parties are unable to agree on procedural rules in whole or in part, the current Center for Public Resources (CPR) Model Procedures for Mediation of Business Disputes, CPR Model Mini-trial Procedure, or CPR Commercial Arbitration Rules -- whichever applies to the chosen ADR method -- shall control, to the extent such rules are consistent with the provisions of this Section.
      2. If the parties are unable to agree on an ADR method or unwilling to use ADR to resolve the dispute, any party shall be free to resort to litigation.
      3. If the parties agree on an ADR method other than arbitration, the decision rendered in that proceeding shall not be binding on any party except by agreement of all the parties, and any party may seek resolution of the dispute through litigation. If the parties agree on arbitration as an ADR method, the decision of the arbitrator(s) shall be binding on all parties, subject only to confirmation or review pursuant to the United States Arbitration Act, 9 U.S.A. Paragraph 1 et seq. The arbitrator(s) shall not award punitive or exemplary damages against any party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement ICC-BN-C-2801 to be executed as of the day and year first herein written.

WITNESS:                                  WESTERN RESOURCES, INC.


____________________________              By:___________________________
                                          Title:________________________


WITNESS:                                  UNION PACIFIC RAILROAD COMPANY


____________________________              By: __________________________
                                          Title:________________________


WITNESS:                                  BURLINGTON NORTHERN RAILROAD
                                           COMPANY


____________________________              By: ___________________________
                                          Title:_________________________